EXHIBIT 23



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Michigan Financial Corporation of our report dated January 19, 1996, included in the 1997 Annual Report to Shareholders of Michigan Financial Corporation.

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 33-86882 pertaining to the Michigan Financial Corporation Employee Savings and Stock Ownership Plan and No. 033-59425 pertaining to the Michigan Financial Corporation Stock Option Plan of our report dated January 19, 1996, with respect to the consolidated financial statements of Michigan Financial Corporation, member banks, and insurance subsidiary incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1997.


                                             Ernst & Young LLP

Milwaukee, Wisconsin
March 20, 1998